EXHIBIT 23(a)





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Registration Statement on Form S-8 of:

      our reports dated March 14, 2007 on the consolidated financial statements and financial statement schedule of General Motors Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the restatement of the 2005 and 2004 consolidated financial statements, (2) the recognition of the funded status of the Corporation's defined benefit pension and other postretirement plans and accounting for the estimated fair value of conditional retirement obligations, and (3) the sale of a controlling interest in GMAC LLC), and on management's report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Corporation's internal control over financial reporting), and;

      our report dated March 12, 2007 on the consolidated financial statements of GMAC LLC (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Notes 1 and
      24);

appearing in the Annual Report on Form 10-K of General Motors Corporation for the year ended December 31, 2006.


/s/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP

Detroit, Michigan

November 15, 2007